Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF EXPANSION GROUP LTD

The name, business address, present principal employment and citizenship of the sole director of Expansion Group Ltd are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Ileana Zhao	Room 407, Tower 2, Harbour Center, 8 Hok Cheung Street, Hunghom, Kowloon, Hong Kong.	Director of Expansion Group Ltd	The Republic of Guinea-Bissau

Expansion Group Ltd is 100% owned by Ileana Zhao. Ileana Zhao is the sole director of Expansion Group Ltd. (See above for the information on Ileana Zhao.)